Exhibit 99.1

Enesco
Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES UPDATE NOTICE FROM AMEX ON NON COMPLIANCE

NEW BRUNSWICK, N.J. (October 30, 2007) –Senesco Technologies, Inc. (the “Company”) (AMEX: SNT), as previously disclosed, on June 15, 2007, received a letter from the American Stock Exchange (“AMEX”) informing the Company that it did not meet certain AMEX continued listing standards. In response to the letter, the Company submitted a plan advising AMEX of action it has taken, or will take that would bring the Company into compliance with the AMEX’s continued listing standards. Such plan anticipated an increase in the shareholder’s equity continued listing standard from $4,000,000 to $6,000,000. The AMEX accepted such plan of compliance and granted the Company an extension until March 1, 2008 to regain compliance with the AMEX’s continued listing standards.

During the extension period, the Company remains subject to periodic review by AMEX Staff.

Pursuant to the AMEX’s periodic review, on October 24, 2007, the Company received notice from the AMEX that the Company was not in compliance with certain conditions of the continued listing standards of Section 1003(a)(ii) of the AMEX Company Guide. Specifically, AMEX noted that, as of June 30, 2007, the Company’s shareholder’s equity was less than the new continued listing standard of $6,000,000 and losses from continuing operations and/or net losses were incurred in three of the last four fiscal years. However, the notice reiterated AMEX’s acceptance of the previously submitted plan and stated that the Company was not required to resubmit a plan in response to the notice.

The notice is based on a review by the AMEX of Senesco Technologies, Inc. Form 10-K for the period ended June 30, 2007 which publicly disclosed the financial status of the Company at that time.

Subsequent to June 30, 2007, the Company reported that it closed on $3 million of its $10 million financing, which was part of and consistent with the plan of compliance submitted to the AMEX. However, failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the AMEX.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain inflammatory and ischemic diseases. Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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